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                                                                    Exhibit 10.5


                                  June 18, 2001



Dr. T. Grant John
2109 Wiltshire Blvd.
Huntington, WV 25701


                  RE:  EMPLOYMENT AGREEMENT

Dear Dr. John:

         By letter dated April 15, 1999, Special Metals Corporation (the "Company") and you entered into an employment agreement for the term beginning on April 19, 1999 and ending on April 19, 2002. The Company desires to change the terms of your employment and to employ you on the terms set forth herein, and by your signature below you have indicated that you desire to be employed by the Company on the terms set forth herein. In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

         1. Duties. You shall serve as the President and senior-most officer of the Company, with responsibility for all operations of the Company's core business, including the commercial functions, performing all duties reasonably or necessarily relating to your position as shall be assigned to you from time to time by the Board of Directors of the Company, devoting your full business time, attention, best energies and abilities in the furtherance of the business of the Company and will faithfully, diligently and to the best of your ability perform the duties described herein and further the best interests of the Company. You shall perform all duties of President and senior-most officer consistent with the powers and duties of such offices set forth in the Company's by-laws, as well as any other duties, commensurate with positions assigned to you by the Board of Directors of the Company. During the Employment Period (as defined below), your employment hereunder shall be your exclusive employment, and you shall not be engaged in any other trade or business, without the consent of the Company. You shall report to the Board of Directors of the Company. You will be appointed to the Boards of Directors of the Company and various other subsidiaries of the Company, and shall enjoy the duties and privileges of such directorships as provided by the by-laws of these respective corporations. You shall serve on these Boards without further compensation.

         2. Term. The initial term of employment with the Company shall be for the period commencing on January 1, 2001 or earlier (the "New Commencement Date") and ending on April 19, 2004 (the Employment Period"). The term shall be automatically extended for successive one year terms commencing upon each one year anniversary date thereafter upon the terms and conditions set forth
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herein, unless either party gives not less than six (6) months prior written notice of his or its intention not to extend the term of this Agreement prior to the end of the Employment Period or any succeeding term. The parties agree that they shall meet to discuss any extension of this Agreement no less than six (6) months prior to the end of the Employment Period or any succeeding term of this Agreement.

         3. Base Salary. Your base salary shall be $380,000 for the year 2001, commencing as of January 1, 2001; $420,000 for the year 2002; and at a rate to be set for 2003 and 2004 but not less than Four Hundred Twenty Thousand Dollars ($420,000) per annum. Your base salary shall be payable in periodic installments no less frequently than on a monthly basis (except that the payment to make up for the difference between the rate at which you have been paid and your salary for 2001 shall be paid on or before June 30, 2001). You shall be eligible for annual salary increases based on your performance during the term of this Agreement. Salary reviews will be in accordance with the Company's salary review policy then applicable.

         4. Incentive Compensation. You were eligible to receive a contingent grant of 20,465 shares of restricted stock in accordance with your Employment Agreement dated April 15, 1999. Of these shares, 12,010 vested on April 19, 2000; 3,410 vested on April 19, 2001; and 3,410 shall vest on April 19, 2002 subject to your continued employment on that date. The vested restricted shares that you are eligible to receive shall be transferred to you twenty-four (24) months after the vesting date or at a later date elected by you (such election to be made at least 24 months before the scheduled transfer date, unless the Company consents to a shorter election period). All incentive compensation based upon the Company's shares will be adjusted for splits, dilution, dividends and other such events as set forth in the Company's Stock Option Plan.

         As of the New Commencement Date, you will be eligible to participate in, and be subject to, the Company's Management Incentive Plan as it may then exist, at the seventy-five percent (75%) target level as defined in the applicable plan.

         As of the New Commencement Date and for each year thereafter, you will be eligible to participate in, and be subject to, the Company's Performance Unit Award Plan as it may then exist at a one hundred ten percent (110%) of your base salary target level as defined in the applicable plan for the 2002-2004 cycle and, subsequent to the 2002-2004 cycle, at a one hundred and ten percent (110%) of base salary target level as defined in the applicable plan. Upon retirement, any outstanding long term incentive compensation owed to you for any cycle shall be paid out to you on a pro rata basis as of the date of retirement in accordance with the plan.

         5. Pension Plan. You shall be entitled to participate in the Company's pension plan under the terms and provisions of the Special Metals Corporation Salaried Employees Pension Plan (the "SMC Salaried Pension Plan"), as amended from time to time.

         (a) Accelerated/Additional Vesting Service Schedule. With respect to any benefits payable from the SMC Salaried Pension Plan Trust, a 5-year vesting schedule applies. However, for purposes of determining any benefits payable pursuant to Paragraph 5 of this Agreement, the Company agrees that it will multiply your pension benefits as if you were fully vested by one and two-thirds (1-2/3) after three (3) years of your employment (which commenced on April 19,
1999), so that you will have five (5) years of credited service after three (3) years of actual employment, and your years of employment will continue to be multiplied as if you were fully vested by one and two-thirds (1-2/3) for the balance of your service until the termination of your employment. Your rights shall accrue and vest monthly.
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         (b) Funding and Payment of Benefits. To the maximum extent possible, benefits accrued pursuant to this Section 5 shall be funded through and paid from the Company's existing qualified plans, with any remainder to be provided through a non-qualified SERP arrangement to be established by the Company.

         6. Supplemental Employee Retirement Plan. The Company shall provide you with, and make all contributions on your behalf to, a Supplemental Employee Retirement Plan ("SERP") which will provide you with the following:

         (a) Accrued Benefits. A supplemental retirement benefit equal to, for the first five (5) years of credited service (calculated, accruing and vesting as set forth in Section 5(a) above), twenty percent (20%) plus four percent (4%) for each additional year of credited service (calculated, accruing and vesting as set forth in Section 5(a) above) beyond five (5) years of credited service equal to the average of your annual base salary for the two calendar years during which your base salary was the highest.

         (b) Vesting Schedule. All such SERP benefits hereunder shall be 100% vested and non-forfeitable.

         (c) Funding and Payment of Benefits. All such SERP benefits shall be paid, either commencing at your age 65 (or in the event of your termination, death or disability before you reach age 65, at the time of such event), in a lump sum or such other manner selected by you or your designated beneficiary no less than two years prior to the calendar year in which you attain age 65, or at the time of your death or disability. To the maximum extent possible, these SERP benefits will be funded through and paid from the Company's existing qualified plans, with any remainder to be provided through a non-qualified SERP arrangement to be established by the Company. SERP benefits paid hereunder will be calculated and paid on a 50% Joint and Survivor Annuity basis as the normal form of benefit.

         (d) Coordination of Benefits. The payment of these SERP benefits through the SMC Salaried Pension Plan is not intended to increase the basic qualified benefit otherwise payable to you pursuant to the Company's qualified pension plan described in Section 5 above.

         7. Other Benefits.

         7.1 Stock Option Grant. During the Employment Period, you will be eligible to participate in the Company's Stock Option Plan as it may then exist. Upon the original Commencement Date, April 19, 1999, you received a grant of forty thousand (40,000) shares, vesting one-third (1/3), on each of the first three (3) anniversary dates of the Commencement Date, as described in the Stock Option Plan.

         7.2 Stock Option Grant Evaluation. By December 31, 2001, the Company will seriously consider granting stock options, stock appreciation rights or their equivalent to you and senior management in the year 2001 in amounts to be determined.
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         7.3 Employee Fringe Benefits. During the Employment Period, you will be eligible to participate in the standard management employee fringe benefits plans, including, without limitation, 401(k), medical, disability, dental and life insurance and other fringe benefits, pursuant to their respective terms and conditions as they may be modified, amended or terminated from time to time to the same extent as the Company's other senior executive officers. If your employment with the Company is terminated between April 19, 2002 and April 19, 2004 for any reason, except for "cause" as defined in paragraph 10.3(e) in this Agreement, the Company will at that time provide medical benefits to you and your wife until either of you becomes eligible for Medicare and thereafter as provided in paragraph 7.4. If your employment is terminated for "cause," your wife will not receive the Company's medical benefits.

         7.4 Post-Retirement Medical Benefits. Upon and after your retirement, you and your wife will each be eligible to participate, for the duration of each of your lifetimes, in the standard management employee fringe benefits plans for medical and dental benefits, pursuant to their respective terms and conditions as they may be modified, amended or terminated from time to time.

         7.5 Reimbursement of Business Expenses. The Company will, upon proper accounting, reimburse you for all reasonable expenses and disbursements incurred by you in connection with the performance of your duties hereunder. You must regularly submit to the Company's Chief Financial Officer a statement of these expenses and comply with such other accounting and reporting requirements that the Company may from time to time establish.

         7.6 Vacation. You are entitled to four (4) weeks paid vacation during the balance of calendar year 2001 and, during the remainder of your Employment Period, to four (4) weeks paid vacation per calendar year or such longer period as shall be provided to senior executives of the Company.

         8. Automobile and Club Membership. The Company will reimburse you for your use of your personal car for Company business when automobile transportation is called for and it is reasonable to expect you to use your personal car. Such reimbursement shall be at the mileage rate typically paid at the time by the Company for reimbursement for use of a personal car for Company business. In addition, the Company will reimburse you for one club membership pursuant to the terms of its applicable policy relating to same with the approval of the Board of Directors in advance and with reimbursement at a level consistent with Company established practice. The Company agrees that your current club membership has been approved by the Company. The foregoing reimbursement arrangements may be modified by the Company from time to time.

         9. Change of Control. For the purposes of this Agreement, a "Change in Control" means (i) the direct or indirect, sale, lease, exchange or other transfer, in a single transaction or series of transactions (whether related or unrelated), of all or substantially all (50% or more) of the assets of Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than a wholly owned subsidiary of the Company provided such subsidiary enters into this Agreement and agrees to be bound by the terms of this Agreement to the same extent as Company (ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (iii) the merger,
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consolidation or other business combination of Company with or into another corporation with the effect that the shareholders of Company, as the case may be, immediately prior to the business combination hold 50% or less of the combined voting power of the then outstanding securities of the surviving Group of Persons of such merger ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, or
(iv) the replacement of a majority of the Board of Directors of Company, over any period of two years or less, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by the Board of Directors of Company, as the case may be (or replacements approved by the Board of Directors of Company) as constituted at the beginning of such period.

         10.  Termination.

         10.1 By the Company. The Company may terminate your employment with the
Company:

                  (a) at any time upon not less than ninety (90) days advance written notice to you for any reason other than for "cause" (as defined below) or for no reason ("Termination Without Cause"), subject to the requirement that the Company pay to you the amounts set forth in Sub-section 10.3 hereof,

                  (b) at any time without notice for "cause" (as defined below);

                  (c) upon your death;

                  (d) in the event of your disability as defined below; or

                  (e) by not extending the Employment Period, subject to the requirement that the Company shall pay the amounts set forth in Sub-section 10.3 hereof.

"Disability" shall mean that due to illness, accident or other physical or mental incapacity, the Board has in good faith determined that you are unable to substantially perform your usual and customary duties under this Agreement for more than six (6) consecutive months. During any period that you fail to perform your duties hereunder as a result of incapacity due to disability ("disability period"), you shall continue to receive your full base salary, together with all benefits provided in this Agreement.

         10.2 By the Employee. You may terminate your employment with the
Company:

                  (a) at any time upon ninety (90) days advance written notice;

                  (b) if there is a Change in Control of the Company, and, within two years thereafter, there is a material change in your authority or job responsibilities or any other material change in the scope of your powers which results in lower salary or less responsibility than your assignment as President and senior-most Officer; or
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                  (c) for "Good Reason," upon ninety (90) days advance written notice and the Company's failure to cure the "Good Reason" within the ninety
(90) day period. "Good Reason" is defined as (i) any material breach of this Agreement by the Company; (ii) any material reduction in your authority or job responsibilities which results in lower salary or less responsibility than your assignment as President and senior-most Officer; (iii) any required relocation of your position from Huntington, West Virginia without your consent; or (iv) the creation by the Company of intolerable working conditions.

         10.3.  Payments upon Termination.

                  (a) Upon termination of this Agreement by the Company other than for cause during the Employment Period or termination by you pursuant to Sub-sections 10.2(b) and/or (c) hereof, the Company shall provide you with:

                           (1) all amounts accrued but unpaid hereunder up to and including the date of termination including, without limitation, any pro rata portion of the your salary, incentive compensation earned, and stock options remaining unpaid as of the date of termination, subject to the following:

                           (2) incentive compensation and stock options under Sections 4 and 7 hereof shall be subject to accelerated vesting, but payable after the date of such termination, subject to the terms of the Company's incentive compensation and stock option plans, provided, however, that you shall be entitled to only so much of the Restricted Shares of incentive compensation for which your performance objectives are achieved, and further provided, however, that your right to exercise vested options shall be extended for a period of one (1) year following the termination, notwithstanding any contrary language in the plan documents;

                           (3) a severance payment equal to (i) base compensation for the greater of the remaining term of this Agreement or one year plus (ii) the average of the last two annual awards made to you under Company's Management Incentive Plan and the Performance Unit Award Plan for the remaining term of the contract or one year, whichever is longer (pro rated for any partial years);

                           (4) all of the deferred compensation accrued under Sections 5 and 6 hereof; provided however, if this Agreement is terminated on or before April 19, 2002, employee shall be vested with 5 years of credited service; and

                           (5) the continuation of all employee fringe benefits provided to you as contemplated by Section 7.3 hereof through the scheduled term of this Agreement or for three (3) years after the date of termination, whichever is longer.

                  Notwithstanding the foregoing, if the Company terminates this Agreement "for cause," the termination payment will be limited to all accrued but unpaid amounts (salary and deferred compensation, including incentive compensation earned and Pension Plan and SERP vested) through the date of the termination.
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                  (b) The payments specified in the preceding paragraph (a) of this Sub-section 10.3 shall be in full satisfaction of any and all claims that you may have against the Company or any subsidiary or affiliate thereof and, as a condition to the making of such payments by the Company, you and the Company shall be required to execute mutual releases of claims arising from events or occurrences prior to the date of such Termination without Cause or Change of Control or termination by you for Good Reason if there is no disagreement about the payments that you are owed, provided, however, that any disagreement about the payments will be subject to arbitration as set forth in paragraph 17.6 of this Agreement.

                  (c) Upon termination of this Agreement by the Company pursuant to clauses (c), (d) or (e) of Sub-section 10.1 hereof, or by you pursuant to Sub-section 10.2(a) hereof, you or your estate, as the case may be, shall not be entitled to any compensation, severance, or any other benefits and/or payments hereunder, except for base salary, incentive compensation, stock options and pension benefits earned and vested as of the date of such termination, and the proceeds of all applicable life and disability insurance policies.

                  (d) Upon termination of this Agreement by the Company for cause, pursuant to sub-section 10.1(b), or by you for any reason, pursuant to Sub-section 10.2(a), you shall not be entitled to any compensation, severance, or any other benefits and/or payments hereunder, except for base salary, incentive compensation, stock options and pension benefits earned and vested as of the date of such termination.

                  (e) A termination for "cause" is defined as: (i) your willful neglect of your duties hereunder; (ii) conviction for, or entry of a pleading of guilty or nolo contendre by you with respect to a felony; (iii) material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations; (iv) theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to the Company or any of its affiliates or subsidiaries; (v) repeated failure to perform the directives of the Company's Board of Directors; or (vi) dependence or addiction to alcohol or use of drugs (except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or county of licensure) which in the opinion of Company's Board of Directors interferes with your ability to perform your assigned duties and responsibilities. If you are terminated for cause under subparagraphs (i), (iii), (iv), (v) or (vi), you will be entitled to thirty (30) days prior written notice and the opportunity to cure, and if, in the Company's reasonable discretion, you have not cured the cause for your termination within that time, the Company shall have the right to declare your employment terminated.

         11. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for your benefit that is considered paid or payable or distributed or distributable in connection with a Change in Control (a "Payment"), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, being collectively the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes on the Gross-Up Payment (including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment
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and any interest or penalties imposed with respect to such taxes), you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (as determined without regard to the Gross-Up Payment). All determinations required to be made under this Section 11, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized independent accounting firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and you within 30 business days following the date of termination, if applicable, or such earlier time as the Company may request. All fees and expenses of the Accounting Firm shall be borne by the Company. The Gross-Up Payment, if any, as determined pursuant to this Section 11 shall be paid to you within ten days following receipt by the Company of the Accounting Firm's determination. The Accounting Firm shall either make the determination that a Payment is subject to the Excise Tax or it shall furnish you with an opinion that failure to report the Excise Tax on your applicable Federal income tax return would not result in the imposition of a negligence or similar penalty, and, in the latter case (subject to the last sentence of this paragraph), no Gross-Up Payment shall be required. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which were to have been made by the Company should have been made (an "Underpayment") or that Gross-Up Payments which have been made by the Company should not have been made (an "Overpayment"), consistent with the calculations required to be made hereunder. The Accounting firm shall determine the amount of any Underpayment or Overpayment that has occurred and (i) an amount equal to any such Underpayment shall be promptly paid by the Company to or for your benefit; and (ii) any amount refunded to you as a result of such Overpayment shall be promptly paid by you to the Company in an amount which will result in your being made whole on an after-tax basis.

         12. Residence. You agree to maintain your residence in Huntington, West Virginia.

         13. Indemnification. The Company shall defend and hold you harmless to the fullest extent permitted by applicable law and the Company's by-laws and Certificates of Incorporation in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by you of services for, or action of you as, or arising by reason of the fact that you are or were, a Director, officer, employee or agent of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company's request. Expenses incurred by you in defending a claim, action, suit or investigation or proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of any undertaking by or on behalf of you to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified hereunder. The foregoing rights are not exclusive and do not limit any rights accruing to you under the by-laws of the Company or any other agreement or contract or under applicable law.

         14. Non-Disclosure; Non-Competition, Non-Solicitation.

         14.1 Proprietary Information.
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                  (a) You agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company, or any subsidiary or affiliate of the Company, (collectively, "Proprietary Information") is and will be the exclusive property of the Company, or such subsidiary or affiliate, as the case may be. By way of illustration, but not limitation, Proprietary Information includes manufacturing methods, processes or techniques; inventions; products; projects: developments; compositions; plans; research data; financial data; trade secrets; patents; personnel data; computer programs; designs; and client and supplier lists, whether or not copyrightable, trademarkable or licensable. You shall not disclose any Proprietary Information to others outside the Group (as defined below) except when disclosure is compelled by law or use the Proprietary Information for any unauthorized purposes without written approval by an officer of the Company, either during or after your employment, unless and until such Proprietary Information has become public knowledge without your fault. For purposes hereof, the "Group" shall mean the Company, any subsidiary or affiliate.

                  (b) You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, notes, specifications, computer programs, listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by you or others, which comes into your custody or possession, is the exclusive property of the Group, to be used by you only in the performance of your duties for the Company and will remain in the custody of the Company if for any reason you leave your employment with the Company and it will not be available to you after termination of your employment.

                  (c) You agree that your obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you in the course of the Company's business.

         14.2 Developments.

                  (a) You will make full and prompt disclosure to the Company of all patents, inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, patentable, trademarkable or licensable, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others in connection with your employment by the Company and relating to clients or prospective clients of the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                  (b) You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of patents, copyrights, licenses and trademarks (both in the United States and foreign countries) relating to Developments. To the extent that such cooperation requires the expenditure of any money, the Company will be responsible for the payment of any such money. If pursuant to this Section 14.2 you assist the Company subsequent to the termination of your employment with the Company, the Company will compensate you for your time at a rate to be mutually agreed upon. You will sign all papers, including, without limitation, copyright applications, trademark applications, patent applications, license applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Developments.

         14.3. Non-Competition.

                  (a) During your Employment Period with the Company and for an additional period equal to eighteen (18) months after the end of the Employment Period or until the end of Payments upon Termination set forth in Sub-section
10.3 hereof, whichever is longer, and regardless of the reason for the termination of your employment, you will not, without the Company's prior written approval (such approval not to be unreasonably withheld), directly or indirectly:

                           (1) hire any employee of the Group or recruit,
solicit or induce, or attempt to induce, any employee or consultant of the Group to terminate his employment or consulting relationship with, or otherwise cease his relationship with, the Group; or

                           (2) solicit, divert or take away, or attempt to
divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Group which were contacted, solicited or served by the Group at any time during or prior to the term of this Agreement; or

                           (3) engage (whether for compensation or without
compensation), directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, member, agent, independent contractor, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), in the business of developing, producing, marketing or selling products or services in the high performance nickel alloy and superalloy industry throughout the world (a "Competitive Business"), provided, however, that nothing in this Subparagraph
14.3. shall prevent you from holding or maintaining any positions or interests presently held by you and disclosed to the Board of Directors of the Company, or, held by you subsequent hereto with the consent of the Board of Directors of the Company. You acknowledge and agree that your engagement (whether for compensation or without compensation), directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, member, agent, independent contractor, consultant, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) the total outstanding stock of a publicly-held company), with or for any Competitive Business without consent of the Board of Directors of the Company shall be deemed to constitute engagement in a Competitive Business. You acknowledge and agree that your duties for the Company require you to conduct business worldwide and that the Group's business, clients, customers, accounts or prospective business, customers or accounts are and/or could be worldwide.

                  (b) If any restriction set forth in this Sub-section 14.3 is found by any court of competent jurisdiction or American Arbitration Association panel to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

                  (c) The restrictions contained in this Sub-section 14.3 are necessary for the protection of the business and goodwill of the Group and are considered by you to be reasonable for this purpose, and you acknowledge that but for your agreement to comply with such restrictions the Company would not have entered into this Agreement. You agree that for purposes of this paragraph that the services to be provided by you hereunder are special, unique and/or extraordinary and that any breach of this Sub-section 14.3 will cause the Group substantial and irreparable damage and, therefore, in the event of any such breach, in addition to such other remedies, which at law or in equity may be available, the Group will have the right to seek equitable and injunctive relief as may be necessary to enforce the provisions of this Sub-section 14.3 against you. The period of time during which the restrictions contained in Sub-section
14.3 shall be in effect shall be extended by the length of time during which you are in breach of any such restrictions, as determined by the American Arbitration Association, pursuant to Sub-section 17.6.

         14.4 Survival of Obligations. The obligations of the Employee under Sub-sections 14.1, 14.2 and 14.3 will survive the termination of this Agreement.

         15. Notices.

All notices, requirements, demands and other communications under this Agreement must be in writing and must be delivered by hand or by facsimile transmission or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

                  If to the Company:

                           Special Metals Corporation
                           4317 Middle Settlement Road
                           New Hartford, NY  13413-5392
                           Attention: Robert F. Dropkin, Esq.

                  If to you:

         To the address set forth on the first page of this Agreement, with a copy to (which shall not constitute notice):

                           William H. Schorling, Esq.
                           Klett Rooney Lieber & Schorling
                           A professional corporation
                           12th Floor, Two Logan Sq.
                           Philadelphia, PA 19103
                           Facsimile:  215-567-2737

or to such other address as is specified in a notice complying with this Section
15. Any such notice is deemed given on the date delivered by hand or facsimile transmission or three days after the date of mailing.

         16. Other Agreements. You hereby represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except as disclosed to the Company. You further represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company.

         17. Miscellaneous.

         17.1 Modification. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. None of the Company's employee handbooks, manuals, or policy statements shall explicitly or implicitly create any additional rights or obligations with respect to your employment except as otherwise explicitly provided herein. This Agreement may not be amended, modified or revised except by a writing signed by the parties hereto.

         17.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective heirs, beneficiaries, executors, trustees, administrators, successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although your obligations are personal and may be performed only by you. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a significant portion of the assets of the Company, by agreement in form and substance satisfactory to you and your legal counsel, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed by a successor, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement.

         17.3 Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

         17.4 Severability. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction or an American Arbitration Association panel determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court or American Arbitration Association panel in making such determination will have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

         17.5 Delays or Omissions. No delay or omission by the Company in exercising any right under this Agreement (including without limitation, any failure to strictly enforce any provision hereof) shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         17.6 Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally:

                           (a) (i) agrees that any suit, action or proceeding
arising out of or relating to this Agreement or a breach of this Agreement shall be instituted only with the American Arbitration Association ("AAA") located in the State of New York, (ii) consents and submits to the jurisdiction of such suit, action or proceeding instituted by the other, (iii) agrees that the parties will share equally all fees and expenses of the AAA (not including each party's own attorneys' fees and costs), subject to the right of the AAA to award such fees and costs to the prevailing party as part of any arbitration award;
(iv) the arbitration award shall be final and binding subject to enforcement in any other jurisdictions by suit on the judgment or in any other manner provided by law; (v) agrees that for each arbitration three arbitrators shall be appointed, one of whom shall be appointed by the Company, one by you and the third of whom shall be appointed by the first two arbitrators; if the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the AAA; and (v) agrees that the arbitration shall be conducted in accordance with the rules of the AAA, except with respect to the selection of arbitrators which shall be as provided in this section; and

                           (b) (i) waives any objection which it may now or
hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought as specified in sub-section 17.6(a), (ii) waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iii) agrees not to plead or claim either of the foregoing.

         17.7 Reimbursement of Legal Counsel. The Company agrees that in the event that it shall be necessary or desirable for you to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of your rights under this Agreement, including the defense of an action by the Company over the terms of this Agreement, and provided that you substantially prevail in the enforcement of such rights, the Company shall pay (or you shall be entitled to recover from the Company, as the case may be) your reasonable attorneys' fees and other costs and expenses in connection with the enforcement of your rights, including the enforcement of any arbitration award.

         17.8 Acknowledgment. You hereby acknowledge that you have read this Agreement carefully; you have been afforded sufficient time to understand the terms and effects of this Agreement; you have been given the opportunity to consult with counsel and in fact have been advised by counsel as to all terms and effects of this Agreement prior to executing this Agreement, or have knowingly, freely and voluntarily declined to do so; any ambiguity that might be alleged to exist herein shall not be construed against or in favor of any party hereto; you are voluntarily entering into and executing this Agreement; neither the Company nor its agents or representatives have made any representations inconsistent with the terms and effects of this Agreement; no promise, inducement, or agreement not expressed herein has been made to you: and you fully understand and voluntarily accept the terms and conditions of this Agreement.

         17.9 Governing Law. This Agreement is to be interpreted and construed under and governed by the laws of State of New York.

         17.10 Prior Agreement. This Agreement is intended to supercede the letter agreement dated April 19, 1999. To the extent that the terms of the April 19, 1999 Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

                  If the foregoing is acceptable to you, please execute the duplicate original of this letter in the space provided below and return to me.

                                         Very truly yours,

                                         SPECIAL METALS CORPORATION


                                         By: /s/ Philippe Choppin de Janvry
                                             ----------------------------------
                                             Philippe Choppin de Janvry
                                             Chairman of the Board

ACCEPTED AND AGREED to
this 18th day of June, 2001


/s/ T. Grant John
---------------------------
T. Grant John